Exhibit 12.1
AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three Months Ended March 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014 (1)	Year Ended December 31, 2013 (1)	Year Ended December 31, 2012 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$237,914	$743,594	$668,516	$57,827	$250,431

(Plus):
Equity in income of unconsolidated entities, net of distributions received	34,778	84,764	71,781	74,575	11,170
Amortization of capitalized interest (2)	6,459	25,150	22,489	20,157	17,929

Earnings before fixed charges	$279,151	$853,508	$762,786	$152,559	$279,530

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$1,846	$7,790	$7,504	$7,112	$6,873
Interest expense	43,410	175,615	180,618	172,402	136,920
Interest capitalized	20,609	79,834	69,961	66,838	49,556
Preferred dividend	—	—	—	—	—

Total fixed charges (3)	$65,865	$263,239	$258,083	$246,352	$193,349

(Less):
Interest capitalized	20,609	79,834	69,961	66,838	49,556
Preferred dividend	—	—	—	—	—
Noncontrolling interest in income of a subsidiary that has not incurred fixed charges	—	—	14,132	—	—

Earnings (4)	$324,407	$1,036,913	$936,776	$332,073	$423,323

Ratio (4 divided by 3)	4.93	3.94	3.63	1.35	2.19

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Three Months Ended March 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014 (1)	Year Ended December 31, 2013 (1)	Year Ended December 31, 2012 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$237,914	$743,594	$668,516	$57,827	$250,431

(Plus):
Equity in income of unconsolidated entities, net of distributions received	34,778	84,764	71,781	74,575	11,170
Amortization of capitalized interest (2)	6,459	25,150	22,489	20,157	17,929

Earnings before fixed charges	$279,151	$853,508	$762,786	$152,559	$279,530

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$1,846	$7,790	$7,504	$7,112	$6,873
Interest expense	43,410	175,615	180,618	172,402	136,920
Interest capitalized	20,609	79,834	69,961	66,838	49,556

Total fixed charges (3)	$65,865	$263,239	$258,083	$246,352	$193,349

(Less):
Interest capitalized	20,609	79,834	69,961	66,838	49,556
Noncontrolling interest in income of a subsidiary that has not incurred fixed charges	—	—	14,132	—	—

Earnings (4)	$324,407	$1,036,913	$936,776	$332,073	$423,323

Ratio (4 divided by 3)	4.93	3.94	3.63	1.35	2.19

(1)	The results of operations for 2012 through 2014 have been adjusted to remove the Company's earnings classified as discontinued operations.

(2)
Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).